AGREEMENT FOR PURCHASE AND SALE OF PREFERRED SHARES
                        OF TRIAD FINANCIAL SYSTEMS, INC.

     This Agreement is entered into as of October 22, 1996, by Triad Financial Systems, Inc. ("Purchaser"), a corporation formed under the laws of Delaware, and American Physicians Life Insurance Company ("Seller"), a corporation formed under the laws of Ohio.

I. Purchaser desires to purchase, and Seller desires to sell, the 17,000 Preferred Shares of Triad Financial Systems, Inc. presently owned by Seller, and all accrued cash and stock dividends due to Seller through and including September 30, 1996 according to the following terms.

II.  The total purchase price shall be $224,000.00.  This shall be paid in four
     (4) equal installments of $56,000.00 each, as specified below.

III. 1. The first payment of $56,000 shall be paid to Seller by Purchaser within 24 hours of the execution of this Agreement. All payments shall be made by certified check or wire transfer.

          This first payment shall be paid into an escrow account at Huntington National Bank, N.A. Said escrow account shall be arranged by Seller between and among Purchaser, Huntington National Bank, and Seller and shall contain standard representations, warranties, and indemnities.

          No Preferred Shares of Triad shall be transferred from Seller to Purchaser on account of the payment into escrow of the first payment of $56,000.

     2. The second payment of $56,000.00 shall be made by Purchaser to Seller thirty (30) calendar days, and on no event later than forty (40) calendar days, after the first payment has been made in accord with
          III. 1. Upon receipt of said payment, Seller shall transfer 4,250 of its Triad Preferred Shares to Purchaser.

     3. The third payment of $56,000.00 shall be made by Purchaser to Seller sixty (60) calendar , and on no event later than forty (70) calendar days, after the first payment has been made. Upon receipt of said payment, Seller shall transfer 4,250 of its Triad Preferred Shares to Purchaser.

     4. The fourth payment of $56,000.00 shall be made by Purchaser to Seller ninety (90) calendar , and on no event later than forty (100) calendar days, after the first payment has been made. Upon receipt of said payment, Seller shall transfer the remaining 8,500 of its Triad Preferred Shares to Purchaser.

IV. If all payments from Purchaser are not received by Seller on a timely basis, and in the full amount, as specified in III above, the $56,000.00 held in escrow pursuant to III.(1) above, shall be immediately paid by the escrow agent to Seller and said $56,000.00 shall belong to Seller immediately and absolutely and free and clear of any claims by Purchaser. In addition, Seller shall not be obligated to accept any further payments of $56,000.00 from Purchaser and Seller shall not be obligated to transfer any further Triad Preferred Shares to Purchaser.

V. Seller warrants and represents that it has good title to its 17,000 Triad Preferred Shares, free an d clear of any liens, charges, or encumbrances.

VI. Upon completion by Purchaser of the four payments of $56,000 each, pursuant to Section III above, and receipt by Seller of a total of $224,000, any and all obligations American Financial Holding, Inc. may have under Paragraph 6 of AFH's June 30, 1995 letter to Seller shall be extinguished in full and released by Seller and AFH shall have no further payment obligations to Seller under said Paragraph 6.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

AMERICAN PHYSICIANS LIFE INSURANCE COMPANY


/s/ Richard H. Sharpe, President and CEO
Date:  October 21, 1996

TRIAD FINANCIAL SYSTEMS, INC.


/s/ Kenton L. Stanger, President
Date:  October 22, 1996